IMAX CORPORATION

EXHIBIT 10.11

AMENDING AGREEMENT No.2

This Amendment to Services Agreement dated as of (the “Amending Agreement”) is made between:

IMAX CORPORATION, a corporation incorporated under the laws of Canada (hereinafter referred to as the “Company”),

and

BRAD WECHSLER (the “Executive”)

WHEREAS, the Company wishes to enter into this Amending Agreement No. 2 to amend and extend the Services Agreement dated as of December 11, 2008 , as amended by Amending Agreement dated February 14, 2011, (collectively the “Agreement”).

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.	The following will be added as the final “Whereas clause” on page 1 of the Agreement:

“WHEREAS the Board and the Chairman each recognize and acknowledge their fiduciary duties to the Company.”

2.	Section 1 of the Agreement shall be deleted and replaced with the following:

1. Term. The term of the Agreement shall begin on the Effective Date and continue until such time as the Board determines to terminate the services of the Chairman. Any such termination shall be communicated to Chairman with ninety (90) days written notice, unless termination is made for Cause, as that term is defined in the Employment Agreement, in which case no notice shall be required. Unless the Chairman’s services are terminated as aforesaid, the Board agrees continue to nominate him for re-election to the Board and to make all reasonable efforts to solicit shareholder approval of his re-election to the Board.

3.	Section 3 of the Agreement shall be deleted and replaced with the following:

3. Compensation and Benefits. During the Term, Chairman shall receive a cash stipend of $230,000 for each year served as Chairman of the Board, payable in equal parts fifteen (15) days after the end of each calendar quarter (the “Fee”). The Company shall also reimburse Chairman for all reasonable out-of-pocket expenses in the performance of his obligations under this Agreement for which documentation reasonably satisfactory to IMAX is provided, including expenses relating to Chairman’s travel and performance of duties outside of his office in New York. The Company shall additionally provide Chairman with reimbursement of all reasonable automobile expenses, office space in the Company’s New York office and an assistant throughout the Term.

4.	General. Except as amended herein, all other terms of the Agreement shall remain in full force and unamended.

DATED as of April 1, 2013

AGREED AND ACCEPTED:

/s/ Bradley J. Wechsler
Bradley J. Wechsler

IMAX CORPORATION

/s/ Robert D. Lister
Robert D. Lister Chief Legal Officer Chief Business Development Officer

/s/ Joseph Sparacio
Joseph Sparacio Executive Vice President and Chief Financial Officer